Exhibit 5.1

[SunCoke Energy, Inc. Letterhead]

February 29, 2012

SunCoke Energy, Inc.

1011 Warrenville Road

Suite 600

Lisle, Illinois 60532

RE:	SunCoke Energy, Inc. Long-Term Performance Enhancement Plan

Ladies and Gentlemen:

This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in respect of an additional 1,600,000 shares of common stock (the “Shares”), par value $0.01 per share (“Common Stock”), of SunCoke Energy, Inc., a Delaware corporation (the “Company”), issuable pursuant to the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I am Senior Vice President, General Counsel and Corporate Secretary of the Company and, in that capacity, I, or lawyers in the law department of the Company acting under my supervision, have examined the written document constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate for the purposes of this opinion. In my, or their, examination, I, or they, have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies and the authenticity of the originals of all documents submitted as copies. In making my, or their, examination of documents, I, or they, have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based on the foregoing, I am of the opinion that the Shares, upon their issuance under the terms of the Plan and as authorized by the Company’s Board of Directors, will be legally issued, fully paid and non-assessable.

I am admitted to the practice of law in the State of Illinois and I do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law and I do not express any opinion as to the

SunCoke Energy, Inc.

effect of any other laws on the opinions stated herein. The foregoing opinions are rendered as of the date of this letter. I assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

I am furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to a reference to me and this opinion in the documents constituting a prospectus relating to each Plan meeting the requirements of the Act. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Denise R. Cade

Denise R. Cade
Senior Vice President, General Counsel and Corporate Secretary